Rule 424(b)(3) Prospectus
                                                       SEC File No. 333-87145

PROSPECTUS SUPPLEMENT
DATED NOVEMBER 29, 2000
TO PROSPECTUS DATED JANUARY 11, 2000


                               NAVARRE CORPORATION

                              PROSPECTUS SUPPLEMENT
                        1,117,175 SHARES OF COMMON STOCK

         You should read this Prospectus Supplement and the accompanying Prospectus carefully before you invest. Both documents contain information you should consider carefully before making your investment decision.

            INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE
              "RISK FACTORS" BEGINNING ON PAGE 3 OF THE PROSPECTUS.

         Navarre Corporation, a Minnesota corporation ("Navarre" or the "Company"), has registered shares of its common stock that may be offered by this Prospectus Supplement and the accompanying Prospectus from time to time by the shareholder identified herein or its transferees, pledgees, donees or other successors in interest (the "Selling Shareholder").

         This Prospectus Supplement is qualified in its entirety by reference by the more detailed information and the consolidated financial statements of the Company, including the notes thereto, appearing or incorporated by reference herein or in the accompanying Prospectus dated January 11, 2000. All capitalized terms used in this Prospectus Supplement are defined as set forth elsewhere herein or in the accompanying Prospectus. All references in this Prospectus Supplement to the "Prospectus" are to the Company's Prospectus dated January 11, 2000 accompanying this Prospectus Supplement.

         This Prospectus Supplement is being filed to update the Selling Shareholder information contained in the original Prospectus dated January 11, 2000.

         The Company's common stock is traded on the Nasdaq National Market under the symbol "NAVR."

                                 ---------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DATED JANUARY 11, 2000. WHEN WE REFER TO "WE," "OUR," AND "US" IN THIS PROSPECTUS, WE MEAN NAVARRE CORPORATION.

                               SELLING SHAREHOLDER

In a private transaction on August 20, 1999, in exchange for aggregate consideration of $8.5 million, we issued Fletcher International Limited 34,000 shares of Class B Convertible Preferred Stock and a Warrant to purchase up to 16,000 shares of the Class B Convertible Preferred Stock at a price of $250.00 per share. The Class B Convertible Preferred Stock issued to Fletcher International and issuable upon the exercise of the Warrant was convertible into shares of our common stock.

On May 18, 2000, Fletcher International converted its 20,390 shares of Class B Convertible Preferred Stock into 2,115,057 shares of common stock.

On October 17, 2000, Navarre and Fletcher International entered into a Securities Redemption Agreement under which Navarre agreed to repurchase Fletcher International's remaining shares of Class B Convertible Preferred Stock and the Warrant. On October 25, 2000, Navarre repurchased from Fletcher International its remaining 13,610 shares of Class B Convertible Preferred Stock and paid Fletcher International with $3.4 million in cash and issued a promissory note in the amount of $600,000 due November 21, 2000. Upon payment of the note on November 21, 2000, Fletcher International returned to Navarre the Warrant and both parties terminated their other outstanding rights to purchase and sell Navarre securities.

The following table sets forth certain information with respect to Fletcher International's ownership of Navarre common stock as of November 21, 2000.

                                  NUMBER OF SHARES OF          NUMBER OF SHARES OF   NUMBER OF SHARES OF
                                  COMMON STOCK OWNED           COMMON STOCK TO BE    COMMON STOCK TO BE
             NAME                 AS OF NOVEMBER 21, 2000(1)          SOLD           OWNED AFTER THE OFFERING
             ----                 --------------------------   -------------------   ------------------------
Fletcher International
Limited .......................           1,117,157                 1,117,157                  0


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(1)      The number of shares owned does not include 7,843 shares of common stock purchased by Fletcher International on the Nasdaq National
         Market.

                       WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to "incorporate by reference" information that we filed with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus Supplement and the accompanying Prospectus. We incorporate the documents listed on page 2 of the Prospectus.

                                     GENERAL

You should rely on the information provided or incorporated by reference in this Prospectus Supplement and the Prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this Prospectus Supplement is accurate as of any date other than the date on the front of this document.